Exhibit 99.1

Gener8 Maritime, Inc. Announces Third Quarter 2015 Financial Results

New York, NY, November 9, 2015 — Gener8 Maritime, Inc. (NYSE: GNRT) (“Gener8 Maritime”), a leading U.S.-based provider of international seaborne crude oil transportation services, today announced its financial results for the three and nine months ended September 30, 2015.

Highlights — Third Quarter and October 2015

•                       As of October 29, 2015, took delivery of the first three vessels under our VLCC newbuilding program, the Gener8 Neptune, Gener8 Athena, & Gener8 Strength

•                       Closed over $1.6 billion in financing for the Company’s fleet & newbuilding program

•                       Closed the issuance of the underwriters’ IPO over-allotment option to purchase 1,882,223 shares of common stock, resulting in net proceeds of $24.6 million

Third Quarter 2015 Results Summary

The Company recorded adjusted net income of $36.5 million or $0.45 basic and $0.44 diluted earnings per share for the three months ended September 30, 2015. This excludes the following: $1.5 million relating to stock-based compensation expense, $1.4 million relating to transaction-based professional fees unable to be capitalized, $0.1 million relating to loss on disposal of vessels and vessel equipment, $0.1 million related to the closing of the Company’s office in Portugal, and $0.1 million relating to non-cash G&A expenses other than stock-based compensation. The Company recorded an adjusted net loss of ($13.3) million or ($0.40) basic and diluted loss per share for the three months ended September 30, 2014. This excludes $0.2 million relating to stock-based compensation expense, $0.3 million relating to vessel impairment and loss on disposal of vessels and vessel equipment, $0.5 million related to the closing of the Company’s office in Portugal, and a gain of $0.1 million relating to non-cash G&A expenses other than stock-based compensation. The increase in adjusted net income was primarily due to an increase in the Company’s net voyage revenue, which are voyage revenues minus voyage expenses, resulting from an increase in rates and a decrease in fuel costs compared to the prior year period. Please see below for a reconciliation of net income / (loss) to adjusted net income / (loss).

Net income for the three months ended September 30, 2015 was $33.2 million or $0.41 basic and $0.40 diluted earnings per share compared to a net loss of $(14.3) million or $(0.43) basic and diluted loss per share for the prior year period.

Peter Georgiopoulos, Chairman and Chief Executive Officer of Gener8 Maritime, commented, “We are pleased with our operating and financial results for the third quarter of 2015, as we delivered a strong financial performance. During the quarter, we took delivery of our first “eco” VLCC vessel in our newbuilding program, the Gener8 Neptune, which entered the Navig8 VL8 Pool. In addition, as of November 1, 2015, we took delivery of both the Gener8 Strength and the Gener8 Athena, which also have entered the Navig8 VL8 Pool. We continue to deliver on our growth plan as stated during our IPO. With our modern, high quality fleet of crude tankers utilizing Navig8 Group’s strong commercial platform, we remain poised to drive future growth through multiple avenues.”

On July 17, 2015, following the exercise by the underwriters of the IPO of their over-allotment option to purchase 1,882,223 shares of common stock at the public offering price of $14.00 per share, the Company closed the issuance and sale of such shares, resulting in additional gross proceeds of $26.4 million and net proceeds of $24.6 million after underwriting commissions and other registration expenses.

Net Voyage Revenue increased by $47.0 million, or 147.8%, to $78.8 million for the three months ended September 30, 2015, compared to $31.8 million from the prior year period. The increase was primarily attributable to the increase in hire rates during the three months ended September 30, 2015 compared to the prior year period, as well as lower fuel prices during the period compared to the prior year period. Offsetting the increase in Net Voyage Revenue was a decrease in utilization to 92.5% for the three months ended September 30, 2015, compared to 95.6% for the prior year period. This decrease was primarily due to scheduled drydocking of two of our Suezmax vessels that were unexpectedly extended due to a typhoon that hit in the area of the shipyard.

The Company evaluates its performance using net voyage revenues. Net voyage revenues are voyage revenues minus voyage expenses. The Company believes that presenting voyage revenues, net of voyage expenses, neutralizes the variability created by unique costs associated with particular voyages or deployment of vessels on time charter, on the spot market, or through vessel pools and presents a more accurate representation of the revenues generated by its vessels.

Direct vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs decreased by $0.3 million, or 1.6%, to $20.5 million for the three months ended September 30, 2015 compared to $20.9 million for the prior year period.

General and administrative expenses increased by $3.2 million, to $8.2 million during the three months ended September 30, 2015 compared to the prior year period, primarily due to an increase in the compensation costs of restricted stock units of $1.5 million for the three months ended September 30, 2015 as compared to the prior year period. The restricted stock units were granted in connection with the pricing of our initial public offering and we recognized compensation expense upon the immediate vesting of a portion of the restricted stock units upon grant and the vesting of an additional portion upon the consummation of our initial public offering.

Adjusted EBITDA (which the Company calculated in accordance with the methodology set forth in the reconciliation tables below), for the three months ended September 30, 2015 increased by $42.2 million to $48.3 million compared to $6.1 million for the prior year period. Please see below for a reconciliation of net income / (loss) to adjusted EBITDA.

Depreciation and amortization expenses decreased by $0.1 million, or 0.6%, to $11.6 million during the three months ended September 30, 2015 compared to $11.7 million for the prior year period.

Net interest expense decreased by $7.6 million, or 97.5%, to $0.2 million for the three months ended September 30, 2015 compared to $7.8 million for the prior year period. Such decrease was primarily attributable to the increase in the capitalization of interest expense associated with vessel construction of $9.2 million, to $12.4 million for the three months ended September 30, 2015 compared to $3.2 million for the prior year period as a result of the Company’s acquisition of the 14 VLCC newbuildings acquired in connection with the 2015 merger.

As of September 30, 2015, the Company’s cash balance was $244.6 million, compared to $147.3 million as of December 31, 2014.

As of September 30, 2015, the Company’s net debt (calculated as total debt less cash) was $546.1 million.

As of September 30, 2015, there were 82,105,376 shares of the Company’s common stock outstanding.

Nine Months Ended September 30, 2015 Results Summary

The Company recorded adjusted net income of $104.8 million or $1.86 basic and diluted earnings per share for the nine months ended September 30, 2015. This excludes the following: $11.6 million relating to stock-based compensation, $0.2 million relating to vessel impairment and loss on disposal of vessels and vessel equipment, $0.5 million related to the closing of the Company’s office in Portugal, $6.0 million in one-time financing costs primarily due to the issuance of common shares as a commitment premium pursuant to a commitment agreement for the purchase and sale of common shares entered into in connection with the merger with Navig8 Crude Tankers and the subsequent termination of such agreement upon the IPO, $1.0 million relating to non-cash G&A expenses other than stock-based compensation, and $1.3 million in transaction-based professional fees unable to be capitalized. The Company recorded an adjusted net loss of $(24.5) million or $(0.83) basic and diluted loss per share for the nine months ended September 30, 2014. This excludes the following: $1.2 million of goodwill impairment, $1.0 million relating to stock-based compensation expense, $8.3 million relating to vessel impairment and loss on disposal of vessels and vessel equipment, $4.8 million related to the closing of the Company’s office in Portugal, and $0.4 million relating to non-cash G&A expenses other than stock-based compensation. The increase in adjusted net income was primarily due to an increase in the Company’s net voyage revenue due to increased rates and lower fuel costs compared to the prior year period. Please see below for a reconciliation of net income / (loss) to adjusted net income / (loss).

Net income for the nine months ended September 30, 2015 was $84.0 million or $1.50 basic and $1.49 diluted earnings per share compared to a net loss of $(40.1) million or $(1.36) basic and diluted loss per share for the prior year period.

Net Voyage Revenue increased by $122.5 million, or 109.8%, to $234.0 million for the nine months ended September 30, 2015 compared to $111.5 million for the prior year period. The increase was primarily attributable to the increase in hire rates during the nine months ended September 30, 2015 compared to the prior year period, as well as lower fuel prices for the nine months ended September 30, 2015 compared to the prior year period.

Direct vessel operating expenses decreased by $1.5 million, or 2.3%, to $62.6 million for the nine months ended September 30, 2015 compared to $64.1 million for the prior year period.

General and administrative expenses increased by $11.3 million, or 67.4%, to $28.1 million for the nine months ended September 30, 2015 compared to $16.8 million for the prior year period. The primary factors contributing to this increase were an increase in the compensation costs of restricted stock units of $10.4 million during the nine months ended September 30, 2015 compared to the prior year period.

Adjusted EBITDA (which the Company calculates in accordance with the methodology set forth in the reconciliation tables below), for the nine months ended September 30, 2015 increased $83.9 million to $116.0 million compared to $32.0 million for the prior year period. Please see below for a reconciliation of net income / (loss) to adjusted EBITDA.

Depreciation and amortization expenses decreased by $0.7 million, or 2.1%, to $33.6 million during the nine months ended September 30, 2015 compared to $34.3 million for the prior year period. This decrease was primarily due to the change in our scrap rate to $325/ton from $265/ton, which more accurately reflects market prices.

Net interest expense decreased by $11.0 million, or 49.6%, to $11.1 million for the nine months ended September 30, 2015 compared to $22.1 million for the prior year period. Such decrease was primarily attributable to the increase in capitalization of interest expense associated with vessel construction of $18.3 million, or by 326.1%, to $23.9 million for the nine months ended September 30, 2015 compared to $5.6 million for the prior year period as a result of the Company’s acquisition of the 14 VLCC newbuildings in connection with the 2015 merger.

Other financing costs increased by $6.0 million, to $6.0 million during the nine months ended September 30, 2015 compared to $0 for the prior year period, primarily due to the issuance of common shares as a commitment premium pursuant to a commitment agreement for the purchase and sale of common shares entered into in connection with the merger with Navig8 Crude Tankers and the subsequent termination of such agreement upon the IPO, resulting in financing costs of approximately $6.0 million.

Leo Vrondissis, Chief Financial Officer, commented, “We continue to take advantage of what we believe to be a tightly balanced tanker market resulting in strong spot rates. We are excited to have closed over $1.6 billion in financing, encompassing a refinanced facility for our fleet on the water, a Korean ECA facility for the Korean newbuildings, and a bilateral loan for the first Chinese newbuilding. We look forward to utilizing our dynamic platform and balance sheet to grow our Company and maximize shareholder value in the future.”

Gener8 Fleet

As of November 1, 2015, Gener8 Maritime’s fleet was comprised of 47 tankers, including one time chartered-in VLCC and 46 owned vessels comprised of 28 vessels on the water, consisting of 10 VLCC’s 11 Suezmax vessels, 4 Aframax vessels, 2 Panamax vessels and 1 Handymax product carrier, with an aggregate carrying capacity of 5.7 million deadweight tons (“DWT”), and 18 “eco” VLCC newbuildings with expected deliveries through February 2017. These newbuildings are expected to more than double the Company’s owned fleet capacity to 10.8 million DWT, based on the contractually-guaranteed minimum DWT of newbuild vessels. As of November 1, 2015, nine of the Company’s VLCC vessels (including a time chartered-in vessel) were deployed in Navig8 Group’s VL8 Pool, all 11 of the Company’s Suezmax vessels were deployed in Navig8 Group’s Suez8 Pool and all four of the Company’s Aframax vessels were deployed in the Navig8 Group’s V8 Pool.

The Company expects to deliver into the VL8 Pool each of the newbuilding VLCC’s as they deliver.

The TCE revenues for our vessels are outlined in the chart below:

Gener8 Maritime Average TCE Revenues

			Nine Months Ended
	Q3 2015	Q3 2014	9/30/2015	9/30/2014
VLCC
Average Spot TCE (1)	$55,847	$16,021	$47,590	$20,902
Average Time Charter Rate	$36,154	—	$36,910	—

SUEZMAX
Average Spot TCE (1)	$32,497	$21,660	$35,616	$17,925
Average Time Charter Rate	$18,983	—	$19,014	—

AFRAMAX
Average Spot TCE (1)	$25,742	$20,952	$29,789	$22,015

PANAMAX
Average Spot TCE	$17,386	$18,877	$22,231	$16,533

HANDYMAX
Average Spot TCE	$15,647	$6,503	$18,642	$8,894

(1) Includes our vessels in Navig8 Pools.

The average daily spot TCE rates obtained by the Company’s VLCC fleet was $55,847 for the three months ended September 30, 2015 and $47,590 for the nine months ended September 30, 2015. The Spot TCEs in the table above include all spot voyages for the Company’s vessels, including those that were within the Navig8 Pools.

During the three months ended September 30, 2015, we had three vessels on time charter contracts, two VLCCs and one Suezmax, as outlined in the Fleet Profile table below.

Fleet Update

The following table provides information regarding the Company’s vessels on the water:

Gener8 Maritime Fleet Profile (as of November 1, 2015)

Gener8 Maritime Fleet Profile

Type	Vessel Name	DWT	Employment
VLCC	Gener8 Ulysses	318,695	VL8 Pool
VLCC	Gener8 Zeus	318,325	VL8 Pool
VLCC	Gener8 Vision	312,679	Time Charter (1)
VLCC	Gener8 Victory	312,640	Time Charter (1)
VLCC	Gener8 Hercules	306,543	VL8 Pool
VLCC	Gener8 Atlas	306,005	VL8 Pool
VLCC	Gener8 Poseidon	305,795	VL8 Pool
VLCC	Gener8 Neptune	299,999	VL8 Pool
VLCC	Gener8 Athena	299,999	VL8 Pool
VLCC	Gener8 Strength	300,960	VL8 Pool
Suezmax	Gener8 Spartiate	164,925	Suez8 Pool
Suezmax	Gener8 Maniate	164,715	Suez8 Pool
Suezmax	Gener8 Argus	159,999	Suez8 Pool
Suezmax	Gener8 Spyridon	159,999	Suez8 Pool
Suezmax	Gener8 Orion	159,992	Suez8 Pool
Suezmax	Gener8 Horn	159,475	Suez8 Pool
Suezmax	Gener8 Phoenix	153,015	Suez8 Pool
Suezmax	Gener8 Harriet G	150,296	Suez8 Pool
Suezmax	Gener8 Kara G	150,296	Suez8 Pool
Suezmax	Gener8 St. Nikolas	149,876	Suez8 Pool
Suezmax	Gener8 George T	149,847	Suez8 Pool
Panamax	Gener8 Companion	72,749	Spot
Panamax	Gener8 Compatriot	72,749	Spot
Handymax	Gener8 Consul	47,400	Spot
Aframax	Gener8 Daphne	106,560	V8 Pool
Aframax	Gener8 Elektra	106,560	V8 Pool
Aframax	Gener8 Pericles	105,674	V8 Pool
Aframax	Gener8 Defiance	105,538	V8 Pool
VLCC	Nave Quasar	297,376	VL8 Pool (2)
Vessels on the Water Total		5,718,681

(1)         Gener8 Victory and Vision on Time charter through January and February 2016, respectively, at $38,000/day gross TCE with an option year at $46,000/day gross TCE

(2)         Nave Quasar is a TC-in acquired through the May 7, 2015 merger. It’s TC-in rate is $26,330/day plus a 50/50 profit share over $30,000/day on net pool earnings

The Company believes it is uniquely positioned to benefit from the near-term delivery of its VLCC newbuildings shown in the table below.

Gener8 Maritime Newbuilding VLCC Details

Vessel Name	Yard	Delivery Date
Delivered
Gener8 Neptune	DSME	11-Sep-15
Gener8 Athena	DSME	28-Oct-15
Gener8 Strength	SWS	29-Oct-15
Not Yet Delivered
Gener8 Apollo	DSME	5-Jan-16
Gener8 Supreme	SWS	6-Jan-16
Gener8 Ares	DSME	15-Jan-16
Gener8 Hera	DSME	12-Feb-16
Gener8 Nautilus	HHI	15-Mar-16
Gener8 Success	SWS	30-Mar-16
Gener8 Andriotis	SWS	30-Apr-16
Gener8 Constantine	HHI	17-Jun-16
Gener8 Macedon	HHI	25-Jul-16
Gener8 Hector	HAN	29-Jul-16
Gener8 Chiotis	SWS	30-Aug-16
Gener8 Perseus	HHI	9-Sep-16
Gener8 Oceanus	HHI	13-Sep-16
Gener8 Noble	HHI	20-Oct-16
Gener8 Theseus	HHI	15-Nov-16
Gener8 Miltiades	SWS	30-Dec-16
Gener8 Nestor	HAN	23-Jan-17
Gener8 Ethos	HHI	20-Feb-17

Financial Information

Selected Balance Sheet Data

	September 30,	December 31,
	2015	2014
BALANCE SHEET DATA, at end of period
(Dollars in thousands)
Cash	$244,598	$147,303
Current assets, including cash	308,149	230,662
Total assets	2,125,248	1,360,925
Current liabilities, including current portion of long-term debt	153,890	52,770
Current portion of long-term debt	121,248	—
Total long-term debt, including current portion	790,674	790,835
Shareholders’ equity	1,301,635	517,149

	For the Three Months Ended September 30,
	2015	2014

Time charter revenues	$6,932	$3,655
Spot charter revenues	26,358	89,318
Navig8 pool revenues	56,001	—
Total voyage revenues	89,291	92,973
Voyage expenses	10,527	61,186
Net Voyage Revenue	78,764	31,787

Direct vessel operating expenses	20,539	20,866
Navig8 charterhire expenses	4,688	—
General and administrative	8,200	5,044
Depreciation and amortization	11,600	11,665
Loss on disposal of vessel equipment	101	274
Closing of Portugal office	146	536

Total operating expenses (Excl. Voyage Expenses)	45,274	38,385

OPERATING INCOME (LOSS)	33,490	(6,598)

Interest expense, net	(193)	(7,816)
Other income (expense), net	(69)	132
Total other expenses	(262)	(7,684)
NET INCOME (LOSS)	$33,228	$(14,282)

INCOME (LOSS) PER COMMON SHARE:
Basic	$0.41	$(0.43)
Diluted	$0.40	$(0.43)

	For the Nine Months Ended September 30,
	2015	2014

Time charter revenues	$21,648	$7,818
Spot charter revenues	245,312	291,762
Navig8 pool revenues	60,213	—
Total voyage revenues	327,173	299,580
Voyage expenses	93,203	188,061
Net Voyage Revenue	233,970	111,519

Direct vessel operating expenses	62,583	64,061
Navig8 charterhire expenses	7,287	—
General and administrative	28,144	16,817
Depreciation and amortization	33,610	34,341
Goodwill impairment	—	1,249
Loss on disposal of vessel equipment	248	8,309
Closing of Portugal office	507	4,757

Total operating expenses (Excl. Voyage Expenses)	132,379	129,534

OPERATING INCOME (LOSS)	101,591	(18,015)

Interest expense, net	(11,133)	(22,090)
Other financing costs	(6,040)	—
Other income (expense), net	(370)	—
Total other expenses	(17,543)	(22,090)
NET INCOME (LOSS)	84,048	(40,105)

INCOME (LOSS) PER COMMON SHARE:
Basic	$1.50	$(1.36)
Diluted	$1.49	$(1.36)

Reconciliation Tables

EBITDA represents net income (loss) plus net interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude the items set forth in the table below, which represent certain non-cash items, one-time items that the Company’s believes are not indicative of the ongoing performance of its core operations, or strategic / financial transactional professional fees. Adjusted Net Income represents Net Income adjusted to exclude the same non-cash, one-time items, or strategic / financial transactional professional fees. EBITDA, Adjusted EBITDA and Adjusted Net Income are included in this press release because they are used by management and certain investors as measures of operating performance. EBITDA, Adjusted EBITDA and Adjusted Net Income are used by analysts in the shipping industry as common performance measures to compare results across peers. The Company’s management uses EBITDA, Adjusted EBITDA and Adjusted Net Income as performance measures and they are also presented for review at the Company’s board meetings. EBITDA, Adjusted EBITDA and Adjusted Net Income are not items recognized by accounting principles generally accepted in the United States of America (GAAP), and should not be considered as alternatives to net income, operating income, cash flow from operating activity, or any other indicator of a company’s operating performance or liquidity required by GAAP. The definitions of EBITDA, Adjusted EBITDA and Adjusted Net Income used here may not be comparable to those used by other companies. These definitions are also not the same as the definition of EBITDA, Adjusted EBITDA and Adjusted Net Income used in the financial covenants in the Company’s debt instruments. Set forth below is the EBITDA, Adjusted EBITDA and Adjusted Net Income reconciliation:

Reconciliation Tables

Please see below for a reconciliation of the following adjusted amounts to Net Income / (Loss)

	Three Months Ended		Nine Months Ended
	Sep-15	Sep-14	Sep-15	Sep-14
Net Income / (Loss)	$33,228	$(14,282)	$84,048	$(40,105)

+ Goodwill Impairment	—	—	—	1,249
+ Stock-based compensation expense	1,543	247	11,607	968
+ Vessel Impairment & Loss on disposal of vessels and vessel equipment	101	274	248	8,309
+ Closing of Portugal office	146	536	507	4,757
+ Other financing costs	—	—	6,040	—
+ Non-cash G&A expenses, excluding stock-based compensation expense	78	(115)	1,004	362
+ Transactional professional fees unable to be capitalized	1,419	—	1,309	—
Net Income / (Loss), adjusted	$36,515	$(13,340)	$104,764	$(24,460)

Weighted average shares outstanding, basic, in thousands	81,757	33,273	56,207	29,556
Weighted average shares outstanding, diluted, in thousands	82,479	33,273	56,448	29,556

Basic net income / (loss) per share, adjusted	$0.45	$(0.40)	$1.86	$(0.83)
Diluted net income / (loss) per share, adjusted	$0.44	$(0.40)	$1.86	$(0.83)

Please see below for a reconciliation of the following adjusted amounts to EBITDA

	Three Months Ended		Nine Months Ended
	Sep-15	Sep-14	Sep-15	Sep-14
Net Income / (Loss)	$33,228	$(14,282)	$84,048	$(40,105)
+ Interest expense, net	193	7,816	11,133	22,090
+ Depreciation and amortization	11,600	11,665	—	34,341
EBITDA	$45,021	$5,199	$95,181	$16,326

+ Goodwill Impairment	$—	$—	$—	$1,249
+ Stock-based compensation expense	1,543	247	11,607	968
+ Vessel Impairment & Loss on disposal of vessels and vessel equipment	101	274	248	8,309
+ Closing of Portugal office	146	536	507	4,757
+ Other financing costs	—	—	6,040	—
+ Non-cash G&A expenses, excluding stock-based compensation expense	78	(115)	1,004	362
+ Transactional professional fees unable to be capitalized	1,419	—	1,309	—
EBITDA, adjusted	$48,307	$6,141	$115,896	$31,971

Conference Call Information

A conference call to discuss the results will be held tomorrow, November 10, 2015 at 8:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-3982, or for international callers, 1-201-493-6780, and requesting to be joined into the Gener8 Maritime call. A replay will be available at 11:00 a.m. ET and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The pass code for the replay is 13622795. The replay will be available until November 17, 2015.

A live webcast of the conference call will also be available under the investor relations section at www.gener8maritime.com. The Company plans to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

About Gener8 Maritime

As of November 1, 2015, Gener8 Maritime has a fully-delivered fleet of 47 vessels, including one time-chartered-in VLCC. Gener8’s owned fleet is comprised of 18 VLCC newbuildings and 28 vessels on the water consisting of 10 VLCCs, 11 Suezmaxes, four Aframaxes, two Panamax tankers, and one Handymax tanker, with a total carrying capacity of over 11.1 million deadweight tons (“DWT”), and average age on a DWT basis of less than 6 years upon delivery of the newbuildings. Gener8 Maritime is incorporated under the laws of the Marshall Islands and headquartered in New York.

Website Information

The Company intends to use its website, www.gener8maritime.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in its website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (the “SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of the Company’s website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document the Company files with or furnish to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, which are based on management’s current expectations and observations. Included among the factors that, in the Company’s view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: (i) loss or reduction in business from the Company’s significant customers; (ii) the failure of the Company’s significant customers, pool managers or technical managers to perform their obligations owed to the Company; (iii) the loss or material downtime of significant vendors and service providers; (iv) the Company’s failure, or the failure of the commercial managers of any pools in which the Company’s vessels participate, to successfully implement a profitable chartering strategy; (v) changes in demand; (vi) a material decline or prolonged weakness in rates in the tanker market; (vii) changes in production of or demand for oil and petroleum products, generally or in particular regions; (viii) greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; (ix) changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; (x) actions taken by regulatory authorities; (xi) actions by the courts, the U.S. Coast Guard, the U.S. Department of Justice or other governmental authorities and the results of the legal proceedings to which the Company or any of its vessels may be subject; (xii) changes in trading patterns significantly impacting overall tanker tonnage requirements; (xiii) changes in the typical seasonal variations in tanker charter rates; (xiv) changes in the cost of other modes of oil transportation; (xv) changes in oil transportation technology; (xvi) increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; (xvii) changes in general political conditions; (xviii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, the Company’s anticipated drydocking or maintenance and repair costs); (xix) changes in the itineraries of the Company’s vessels; (xx) adverse changes in foreign currency exchange rates affecting the Company’s expenses; (xxi) the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire vessels and contemplated financing arrangements; (xxii) financial market conditions; (xxiii) sourcing, completion and funding of financing on acceptable terms; (xxiv) the Company’s ability to comply with the covenants and conditions under the Company’s debt obligations; (xxv) any negative perception of the Company’s Chapter 11 bankruptcy reorganization in 2012 by investors, customers or other counterparties; (xxvi) other factors listed from time to time in the Company’s filings with SEC, including, without limitation, the Company’s prospectus dated June 24, 2015, filed with the SEC pursuant to rule 424(b) of the Securities Act on June 25, 2015, and its subsequent reports on Form 10-Q and Form 8-K, which are accessible on the SEC’s website at www.sec.gov and which may be obtained by contacting the Company’s investor relations department via the Company’s website www.gener8maritime.com; and (xxvii) the impact of electing to take advantage of certain exemptions applicable to emerging growth companies. Gener8 Maritime, Inc. does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events, or otherwise.

Contact:

Leonidas J. Vrondissis

Gener8 Maritime, Inc.

 +1 (212) 763-5633

ir@gener8maritime.com